EXHIBIT A
JOINT FILING AGREEMENT
This joint filing agreement is made and entered into as of this 12th day of May, 2025, by and among Jonathan B. Fairbanks, GEC Advisors LLC, GEC Group B Ltd., GEC Capital Group III-B LP, GEC Estis Co-Invest II LLC, GEC Group Ltd., GEC Capital Group III LP, GEC Partners III LP, and GEC Partners III-B LP.
The parties hereby agree to jointly prepare and file a Schedule 13G with respect to Flowco Holdings Inc., as well as any amendments thereto, pursuant to the Securities Exchange Act of 1934, as amended.
IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first set forth above.
Dated: May 12, 2025	JONATHAN B. FAIRBANKS /s/ Jonathan B. Fairbanks

Dated: May 12, 2025	GEC ADVISORS LLC By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC GROUP B LTD. By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC CAPITAL GROUP III-B LP By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC ESTIS CO-INVEST II LLC By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC GROUP LTD. By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC CAPITAL GROUP III LP By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC PARTNERS III LP By:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager

Dated: May 12, 2025	GEC PARTNERS III-B LP Signature:/s/ Jonathan B. Fairbanks Name/Title: Jonathan B. Fairbanks, Manager